As filed with the Securities and Exchange Commission on March 18, 1998
                                                      Registration No. 33-62095

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                        Post-Effective Amendment No. 1 to
                                    Form S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                   PACIFICORP
             (Exact name of registrant as specified in its charter)

       Oregon                                                93-0246090
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                          700 NE Multnomah, Suite 1600
                           Portland, Oregon 97232-4116
                                 (503) 731-2000
                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                               Richard T. O'Brien
                Senior Vice President and Chief Financial Officer
                          700 NE Multnomah, Suite 1600
                             Portland, OR 97232-4116
                                 (503) 731-2000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------

              It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                 Stoel Rives LLP
                            Attn: John M. Schweitzer
                           700 NE Multnomah, Suite 950
                           Portland, Oregon 97232-4109
                                 (503) 294-9100

                                EXPLANATORY NOTE

     Pursuant to its Registration Statement on Form S-3 (Registration No. 33-62095), PacifiCorp, an Oregon corporation, registered 15,000,000 shares of its Common Stock to be issued in connection with its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Subsequently, the Plan was amended as described in this Post-Effective Amendment No. 1. The amendments to the Plan, among other things, expand the scope of eligible participants in the Plan.

                                   PACIFICORP
                  Dividend Reinvestment and Stock Purchase Plan

     The Dividend Reinvestment and Stock Purchase Plan (the Plan) of PacifiCorp (the Company) provides holders of the Company's Common Stock, employees of the Company and other interested investors with a convenient way to reinvest cash dividends on shares of the Company's Common and Preferred Stock and make optional cash investments in shares of the Company's Common Stock.

     Under the Plan, holders of the Company's Common Stock and Preferred Stock, employees and other interested investors may automatically reinvest cash dividends on all or a portion of their shares in Common Stock and invest in additional shares of Common Stock by making optional cash investments. Optional cash investments must be in U.S. currency and may be made by check, by monthly automatic bank debit or by other means approved by the administrator of the Plan. Participants may also elect to deposit certificated shares of Common Stock into their Plan accounts for safekeeping, and all cash dividends paid on shares deposited for safekeeping will automatically be reinvested in Common Stock unless the Participant elects to reinvest only a portion of the dividends paid and to receive the remaining dividends in cash.

     The shares of Common Stock purchased under the Plan with reinvested dividends and optional cash investments will, at the election of the Company, be newly issued shares, shares purchased in the market by an independent agent designated by the Company (the Agent) or any combination of the foregoing. Fees charged to the account of participants will vary depending upon the source of the shares purchased under the Plan. The Company administers the Plan and is custodian of the Plan shares.

     Participants in the Plan will be charged an administrative fee each quarter. Participants will generally incur no brokerage commissions on purchases of newly issued shares of Common Stock under the Plan. If shares are purchased by the Agent in market transactions, all brokerage commissions, service charges and costs relating to the purchase will be charged to Participants. A Participant will also incur brokerage commissions and other expenses upon the sale by the Agent of shares for such Participant's account. If a Participant's check for an optional cash payment is returned for nonsufficient funds, a service charge will be assessed to the Participant. All of the foregoing charges may be offset against future dividend payments payable to the Participant. This Prospectus includes a fee schedule specifying the current amount of these charges, which may be changed by the Company at any time following notice to Participants.

     The Plan does not change the Company's dividend policy, which will continue to depend upon future earnings, financial requirements and other factors. Shareholders who do not wish to participate in the Plan receive cash dividends, as declared and paid, by check or other means approved by the Company. Shareholders who wish to participate in the Plan only with respect to a portion of their shares continue to receive cash dividends with respect to their remaining shares, as declared and paid.

     Outstanding shares of the Company's Common Stock are, and newly issued shares offered pursuant to the Plan will be, listed on the New York and Pacific Stock Exchanges.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                  The date of this Prospectus is March 6, 1998

     No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

     To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons who are not presently employees or record holders of Common Stock of the Company are offered only through a registered broker/dealer in such jurisdictions.

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                              --------------------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the Commission). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, DC 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, 500 W Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549, upon payment of the prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at their respective offices: New York Stock Exchange, 20 Broad Street, New York, New York 10005, and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the Registration Statement) filed by the Company with the Commission under the Securities Act of 1933, as amended (the Securities Act). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated June 26, 1997;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

     (3) The Company's Current Reports on Form 8-K dated February 12, March 12, June 13, July 23, August 1, October 14, December 1 and December 19, 1997 and January 12, 1998; and

     (4) The description of the Common Stock contained in the Company's registration under Section 12 of the Exchange Act, including any amendment or report updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 or 14 of the Exchange Act prior to the filing of the Company's Annual Report on Form 10-K for the current fiscal year with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Incorporated Documents are not presented in this Prospectus or delivered herewith. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to PacifiCorp, Shareholder Services, P.O. Box 14740, Portland, Oregon, 97232-0740; telephone number (800) 233-5453. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                   THE COMPANY

     The Company is an electric utility headquartered in Portland, Oregon that conducts a retail electric utility business through Pacific Power & Light Company and Utah Power & Light Company and engages in power production and sales on a wholesale basis under the name PacifiCorp. The Company furnishes electric service to approximately 1.4 million customers in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming.

     PacifiCorp Holdings, Inc. ("Holdings"), a wholly owned subsidiary of the Company, holds the stock of subsidiaries conducting businesses not regulated as US electric utilities. Historically, Holdings principal subsidiaries were engaged in telecommunications, mining and resource development and financial services. In recent years, Holdings reduced the size and scope of its financial services operations and sold its mining and resource development subsidiary. In connection with the financing of the tender offer for The Energy Group plc described below, Holdings sold Pacific Telecom, Inc., its telecommunications subsidiary, to Century Telephone Enterprises, Inc. for $1.5 billion in cash plus the assumption of debt and Pacific Generation Company, its independent power production and cogeneration subsidiary, to NRG Energy, Inc. for $150 million. Portions of the loan, leasing and real estate investment portfolio of another wholly owned subsidiary of Holdings, PacifiCorp Financial Services, Inc. ("PFS"), are being liquidated. PFS expects to retain only its tax advantaged investments in leveraged lease assets (primarily aircraft). At the present time, Holdings' principal subsidiaries are engaged primarily in international power production, distribution and marketing, domestic power marketing and natural gas storage and marketing.

     Holdings indirectly owns 100 percent of Powercor Australia Limited ("Powercor"), an Australian electric distribution company. Powercor serves approximately 550,000 customers in suburban Melbourne and the western and central regions of the State of Victoria in southeast Australia. In addition, Holdings indirectly owns a 19.9 percent interest in the 1,600 megawatt Hazelwood brown coal-fired generating station and adjacent brown coal mine located in Victoria, Australia.

     On April 15, 1997, Holdings acquired 100 percent of TPC Corporation, a natural gas gathering, processing, storage and marketing company based in Houston, Texas, for approximately $265 million in cash and assumed debt of approximately $140 million. On December 2, 1997, TPC Corporation sold its natural gas gathering and processing systems to a subsidiary of El Paso Energy Company for $196.5 million.

     On June 13, 1997, the Company and The Energy Group plc announced a transaction under which PacifiCorp Acquisitions, an indirect wholly owned subsidiary of Holdings, offered to purchase all the shares of The Energy Group plc, in a transaction valued at approximately $9.6 billion in debt and equity. On August 1, 1997, the offer lapsed, in accordance with its terms, upon referral of the proposed acquisition to the Monopolies and Mergers Commission by the President of the Board of Trade in the United Kingdom. On December 19, 1997, the Board of Trade in the United Kingdom granted unconditional approval that would allow the Company to make a new bid for The Energy Group. However, approvals of the proposed transaction from the United States Federal Trade Commission (the "FTC") and the United States Federal Energy Regulatory Commission (the "FERC") have not yet been received. The Company and The Energy Group plc are cooperating with the FTC and the FERC and, if allowed, the Company expects to proceed with the transaction.

     The principal executive offices of the Company are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232; the telephone number is (503) 731-2000.


                             DESCRIPTION OF THE PLAN

     The following, in a question and answer format, is a summary description of the provisions of the Plan. For your reference, the definitions of certain terms are included below.


Definitions

     Administrator--The Company or, at its option, its duly appointed agent. The Administrator's responsibilities include record maintenance, sending statements of account to Participants and other Planrelated duties.

     Agent--Independent agent designated by the Company who acts for Participants in purchasing and selling shares under the Plan.

     Authorization To Participate--Form provided by the Administrator to Registered Holders or Employees that authorizes their participation in the Plan and includes instructions regarding investment options.

     Beneficial Holder--Holder of shares of the Company's Common Stock, Preferred Stock or both whose shares are not registered in the Beneficial Holder's name on the stock records of the Company.

     Business Day--Any day on which the NYSE is open for the business of trading securities.

     Cash Investment Form--Form provided as a part of the statement of account sent to each Participant to be submitted by the Participant with an optional cash investment.

     Custodian--The Company or, at its option, its duly appointed agent.

     Dividend Payment Date--Date on which declared dividends are payable to shareholders. Currently, the Dividend Payment Dates for the Company normally are February 15, May 15, August 15 and November 15. If a Dividend Payment Date falls on a day that is not a bank business day, the Dividend Payment Date will be the next succeeding bank business day.

     Dividend Record Date--Date on which a person or entity must be a Registered Holder of Common or Preferred Stock to receive dividends. The Dividend Record Date normally precedes the Dividend Payment Date by 15 to 30 days.

     Employee--An employee of the Company or any of its subsidiaries (including retired employees).

     Employee Payroll Deduction Request--A form provided by the Company's Payroll Department that authorizes monthly or semimonthly deductions from an Employee's pay for optional cash investment under the Plan.

     Freeze Period--The period between a Dividend Record Date and completion of the share purchases following the related Dividend Payment Date during which share transfers within the Plan and terminations from the Plan may not occur.

     Investment Dates--The first and fifteenth day of each month except in any month in which there is a Dividend Payment Date, in which case the Investment Dates are the first day of the month and the Dividend Payment Date. If an Investment Date falls on a day that is not a Business Day, the Investment Date will be the next succeeding Business Day.

     New Account Enrollment Form--Form provided by the Administrator to investors who are not Registered Holders that authorizes participation in the Plan and includes account registration information and instructions regarding investment options.

     NYSE--New York Stock Exchange.

     Nonshareholder--Person or entity who is neither a Shareholder nor an Employee.

     Participant--Investor who has enrolled in the Plan.

     Plan Shares--Shares of Common Stock held in Participant accounts by the Custodian of the Plan.

     Preferred Stock--5% Preferred Stock, Serial Preferred Stock and No Par Serial Preferred Stock of the Company.

     Quarter--January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

     Registered Holder--Holder of shares of the Company's Common Stock, Preferred Stock or both whose shares are registered in the name of the Registered Holder in the stock records of the Company.

     Shareholder--A Beneficial Holder or a Registered Holder of shares of the Company's Common Stock, Preferred Stock or both.


Purpose

     1) What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of Common Stock and Preferred Stock, Employees and Nonshareholders with a convenient way of purchasing shares of the Company's Common Stock through reinvestment of dividends and optional cash investments.

Features

     2) What are some of the Plan's features?

     o Participants may acquire shares of Common Stock automatically by authorizing the Company to reinvest all or a portion of the dividends payable on their shares.

     o Participants may make optional cash investments in Common Stock. Nonshareholders must make a minimum initial investment of $250. All subsequent investments must be a minimum of $25 per Investment Date and Participants may invest a maximum of $25,000 per Quarter. The Company, in its discretion, may waive the $25,000 per Quarter limit.

     o Participants may make optional cash investments by check, by monthly automatic debit from their bank accounts or other means approved by the Administrator. All optional cash investments must be denominated in U.S. currency.

     o Employees may purchase shares of Common Stock through automatic payroll deduction.

     o Participants may deposit certificated shares of Common Stock with the Custodian for safekeeping. Participants may elect to automatically reinvest dividends on all or a portion of such shares.

     o The Company provides each Participant with a statement of account reflecting year-to-date account activity following each Dividend Payment Date. Participants should retain statements of account for tax purposes.

     o An enrollment fee is charged to Participants (other than Employees and Registered Holders) at the time the Participants enroll in the Plan. The fee also applies to persons re-enrolling in the Plan.


Administration

     3) Who administers the Plan?

     The Company or, at its option, the Agent, acts as the Administrator of the Plan. The Administrator maintains records, sends statements of account to Participants and performs other duties as required.


     4) Who holds the shares credited to a Participant's Plan account?

     The Custodian holds shares of Common Stock acquired under the Plan and shares of Common Stock deposited into a Participant's account under the Plan for safekeeping. The Custodian delivers the shares to the transfer agent and registrar for reissuance to Participants upon withdrawal of shares or sale of shares upon termination of Participation in the Plan (see Questions 28 to 33). The Company is currently the transfer agent and registrar for its Common Stock and Preferred Stock.

Participation

     5) Who is eligible to participate?

     All Registered Holders of the Company's Common Stock and Preferred Stock, Employees and Nonshareholders are eligible to participate in the Plan.


     6) How can I participate in the Plan?

     You may join the Plan at any time and will become a Participant when the Company receives the properly completed Authorization to Participate Form, Employee Payroll Deduction Form or New Account Enrollment Form.

     o Registered Holders may enroll in the Plan by completing an Authorization to Participate Form and returning it to the Administrator. Beneficial Holders of the Company's stock must first become Registered Holders by having their shares transferred into their own names in order to participate in the dividend reinvestment portion of the Plan with respect to those shares.

     o An Employee may enroll in the Plan by completing an Authorization to Participate Form. Employees who are not Registered Holders must also complete a New Account Enrollment Form. Employees who wish to make optional cash investments by payroll deduction must also submit an Employee Payroll Deduction Request to the Company's Payroll Department.

     o A Nonshareholder may participate by submitting a New Account Enrollment Form and a minimum cash investment of $250, from which the enrollment fee will be deducted unless the Participant elects to pay the fee separately (see Question 14).

Authorizations to Participate or New Account Enrollment Forms should be sent to:

                    PacifiCorp
                    Shareholder Services
                    Attn: Dividend Reinvestment and Stock Purchase Plan PO Box 14740
                    Portland, Oregon 97232-0740
                    Telephone No.: 1 (800) 233-5453


     7) How do I participate if my shares are held by my broker or asset account manager?

     You must first become a Registered Holder by transferring the shares into your name. Alternatively, you can request that the broker or asset account manager participate in the Plan on your behalf. In addition, you may participate by purchasing additional shares directly as a Nonshareholder. If you have any questions, please contact the Company's Shareholder Services Department.

     8) What investment options are available to Participants?

     Each Participant may select any of the following investment options:

     o Full Dividend Reinvestment: Cash dividends on all shares of Common and Preferred Stock held by the Participant are reinvested. Dividends on shares held in the Plan will be reinvested automatically, unless the Participant specifies otherwise.

     o Partial Dividend Reinvestment: Cash dividends on a portion of the shares of Common or Preferred Stock held by the Participant are reinvested. The Participant must specify on the Authorization to Participate or New Account Enrollment Form the number of shares of Common Stock and/or Preferred Stock for which the dividends are to be reinvested. Dividends on shares held outside the Plan for which the Participant does not authorize dividend reinvestment will be paid in cash.

     o Optional Cash Investments Only/No Dividend Reinvestment: A Participant may make optional cash investments as described in Questions 17 to 23 and elect to receive cash dividends on all shares of Common and Preferred Stock.


Purchases and Price of Shares

     9) What is the source of the Common Stock purchased under the Plan?

     The Common Stock to be purchased on behalf of Participants pursuant to the Plan will be, at the election of the Company, newly issued shares, shares purchased in the market by the Agent or any combination thereof.


     10) How are shares purchased in the market?

     Purchases of Common Stock in the market are made by the Agent. The Company will provide the Agent with the funds to make the purchases as of the Investment Date. The Agent will purchase the shares of Common Stock on any securities exchange where such shares are traded on such price, delivery and other terms as the Agent may determine. Purchases will be made as promptly as possible on or after the Investment Date and may occur over such periods of time as are consistent with federal securities laws. Upon completion of the purchase, the Agent will advise the Administrator of the number of shares acquired and the aggregate price paid for the shares. If shares are purchased in the market with respect to an Investment Date that occurs after the Dividend Record Date in a Dividend Record Date month, Participants will not receive dividends on the shares so purchased.


     11) How is the price determined for Common Stock purchased under the Plan?

     o Shares Purchased from the Company: The price for newly issued shares will be equal to the average of the high and low sale prices of Common Stock on the NYSE for each of the five Business Days ending with the Investment Date as of which such purchase is made or ending with the next preceding trading day if the Investment Date is not a Business Day. The high and low price quotations will be obtained from the NYSE-Composite Transactions as reported in The Wall Street Journal.

     o Shares Purchased in the Market: The price of shares purchased in the market by the Agent will be the weighted average total cost of such shares, including brokerage commissions and any applicable handling fees for making such purchases.

     o    Combination of shares purchased from the Company and in the Market:
          The price of the shares will be determined on a pro rata basis consistent with the methods described above.


     12) How are purchased shares allocated to Participants' accounts?

     With respect to each Investment Date, each Participant's account is credited with a number of shares (including fractions computed to four decimal places) equal to the amount of the Participant's reinvested dividends and optional cash investments, less any applicable brokerage commissions or other handling fees, divided by the purchase price of the shares.


     13) When are shares allocated to Participants' accounts?

     o Shares purchased from the Company will be allocated and credited to a Participant's account as of the appropriate Investment Date.

     o Shares purchased in the market will be allocated and credited to a Participant's account as of the date on which the Agent advises the Administrator that the aggregate number of shares purchased with respect to that Investment Date have been purchased.


Fees

     14) Are there any administrative charges associated with Plan participation?

     Participants (other than Registered Holders or Employees) are charged an enrollment fee. All Participants will be charged an account administrative fee each Quarter. The amount of these fees is specified in the fee schedule included in this Prospectus and may be changed by the Company at any time following notice to Participants.


     15) Are there any expenses to Participants in connection with purchases, withdrawals or sales of shares through the Plan?

     Generally, Participants will not incur brokerage commissions or other applicable fees on purchases of newly issued shares from the Company. For purchases completed in the market, all brokerage commissions and other handling fees related to the purchase will be charged to the Participant.

     If a Participant instructs the Company to sell the Participant's Plan shares (see Questions 32 and 33), a service charge, plus any applicable brokerage commissions and handling fees relating to the sale, will be deducted from the proceeds of the sale of such shares. The amount of the service charge is specified in the fee schedule included in this Prospectus and may be changed by the Company at any time following notice to Participants.


     16) Are there any other fees?

     If a cash investment is returned for "nonsufficient funds" (NSF), the Participant will be assessed a service charge. The Participant will be notified by the Administrator of the returned check and the amount of the NSF charge. If the check and the NSF charge are not paid within 10 business days of notification, the Administrator may, at its discretion, rescind the stock purchase and terminate the Participant's Plan account. The Company may withhold amounts owed to the Company with respect to NSF checks from any amounts due to the Participant upon termination of the Participant's account, and shares may be sold to satisfy any such obligations. The Company may also offset the amount of any such obligations against future dividends payable to the Participant. In addition, the Company will charge a fee for account research that relates to a year or years before the current calendar year. The account research fee must be paid in advance of any such research. The amounts of such fees are specified in the fee schedule included in this Prospectus and may be changed by the Company at any time following notice to Participants.


Optional Cash Investments

     17) How are optional cash investments made?

     Any Participant, upon enrolling in the Plan, may make optional cash investments. These optional cash investments may be made by remitting the amount of the cash investment to the Administrator with a New Account Enrollment Form, a Cash Investment Form or a letter of instruction from the Participant. The minimum initial investment amount for new Participants who are Nonshareholders is $250. The minimum initial investment amount for other Participants and for ongoing investments after the initial investment is $25 per Investment Date. The maximum investment amount is $25,000 per Quarter. The Company, in its discretion, may waive the $25,000 per Quarter limit on optional cash investments. Employees may make optional cash investments by payroll deduction (see Question 18). Any Participant may make optional cash investments by check, by monthly automatic bank debit or other means approved by the Administrator. All optional cash investments must be denominated in U.S. currency. Please contact the Shareholder Services Department for information on making optional cash investments by monthly automatic bank debit or by means other than check.


     18) How can an Employee make an optional cash investment?

     An Employee may make an optional cash investment as described in Question 17 or complete an Employee Payroll Deduction Request authorizing the Company to make payroll deductions of not less than $25 per pay period. An Employee may increase or decrease the payroll deduction amount by submitting a new Employee Payroll Deduction Request to the Company's Payroll
Department. Changes will be effective for the first pay period following receipt of such request.


     19) How long will an Employee's Payroll Deduction Request remain in effect?

     An Employee's Payroll Deduction Request will remain in effect until the Company's Payroll Department is notified of termination at the request of the Participant.


     20) May optional cash investments be included with customer bill payments?

     No. Optional cash investments may not be included with customer bill payments. Any optional cash investment received with a bill payment will be returned.


     21) When must optional cash investments be received?

     An optional cash investment must be received by the Company on or before the close of business on an Investment Date to be invested with respect to that Investment Date. No interest is paid by the Company on any optional cash investments (including accrued payroll deductions) held by the Company before an Investment Date. Investment Dates are the first and fifteenth day of each month except in months in which there is a Dividend Payment Date, in which case the Investment Dates are the first day of the month and the Dividend Payment Date. If an Investment Day falls on a day that is not a Business Day, the Investment Date will be the next succeeding Business Day.


     22) Can an optional cash investment be refunded?

     Yes. An optional cash investment will be refunded if a Participant requests a refund in writing and the Administrator receives the request before the applicable Investment Date.


     23) May the optional cash investment feature of the Plan be changed?

     Yes. The Company reserves the right, without prior notice to Participants, to suspend, modify or eliminate the optional cash investment feature of the Plan. If this feature is suspended or eliminated, any optional cash investments held or received by the Company on or after the effective date of the suspension or elimination will be returned to the Participants without interest.


Dividend Reinvestment

     24) How does dividend reinvestment work?

     The Custodian or its nominee receives dividends on the Dividend Payment Date for all shares of Common Stock or Preferred Stock that have been designated for reinvestment of dividends as of the

Dividend Record Date. Such dividends, or the portion thereof designated for reinvestment by the Participant, are automatically invested in additional shares of Common Stock. If the dividends on only a portion of the Company's Common Stock or Preferred Stock or both are to be reinvested, the Participant will receive by check or other approved means the cash dividends that are not reinvested.


     25) When does dividend reinvestment begin?

     If an Authorization to Participate is received by the Administrator on or before the Dividend Record Date established for the payment of a dividend, reinvestment will commence with that Dividend Payment Date. If the Authorization to Participate is received after a Dividend Record Date, the reinvestment of dividends will not begin until the Dividend Payment Date following the next Dividend Record Date.

     If a New Account Enrollment Form is received and processed as of the Investment Date immediately preceding a Dividend Record Date, reinvestment of the dividends payable on the shares acquired will commence on the following Dividend Payment Date.


     26) Will dividends be paid on fractional shares?

     Yes. Dividends are paid on all whole and fractional shares credited to a Participant's account.


Reports to Participants

     27) What kind of reports are sent to Participants?

     Each Participant in the Plan will receive a quarterly statement of account prepared as of each Dividend Payment Date. Participants will also receive statements prepared as of other Investment Dates if they have made optional cash payments relating to those dates. These statements are a continuing record of the cost of each Participant's purchases and should be retained for income taxes purposes.


Withdrawal of Shares

     28) May a Participant withdraw all or a portion of the shares held in the Participant's account?

     A Participant may withdraw any number of whole shares held under the Plan at any time by delivering a written request to the Administrator. If the Participant withdraws all whole shares and does not continue to reinvest dividends on the Participant's shares held outside the Plan, the Administrator will terminate the Participant's Plan account and liquidate any fractional share held in the Participant's Plan account, and the value of any fractional share will be paid to the Participant in cash (see Question 31). Certificates for fractional shares will not be issued under any circumstances.

     29) When are certificates issued?

     Certificates representing the shares of Common Stock withdrawn from the Plan will be issued following receipt of the Participant's written withdrawal request. The Administrator reserves the right to delay processing of any such request during a Freeze Period.


Termination of Account From Plan

     30) How do I discontinue my participation in the Plan?

     A Participant may terminate participation in the Plan at any time by sending a written request to the Administrator. Unless the termination notice requests that the shares in the Participant's account be sold (see Questions 32 and 33), the Participant will receive certificated shares in accordance with the procedures applicable to a withdrawal of shares (see Questions 28 and 29). Termination notices will be effective upon receipt, except for any such notices received during a Freeze Period. For termination notices received during a Freeze Period, the termination will be processed promptly following the completion of the purchase of shares with respect to the Investment Date on which the Freeze Period ends.


     31) If I terminate my participation in the Plan, what price will I receive for my fractional shares?

     The liquidation price for the fractional share balance will be determined by reference to the purchase price for shares purchased under the Plan for the Investment Date immediately preceding the day the withdrawal request is received.


Sale of Plan Shares

     32) May I sell my shares through the Plan?

     Upon termination of participation in the Plan, a Participant whose account holds less than 100 whole shares of Common Stock may instruct the Administrator to sell the Common Stock held in the Participant's Plan account. Upon receipt of a request from the Participant to sell, the Administrator will instruct the Agent to sell the shares (see Question 33). The proceeds from the sale, less brokerage commissions, service charges and any other applicable expenses, shall be paid to the Participant by the Administrator. (Such sale may, but need not, be made by purchase for investment under the Plan at the closing market price on the date of receipt of the termination notice.) Shares to be sold may be aggregated with those of other terminating Participants, in which case the proceeds to each terminating Participant will be based on the average sales price, less brokerage commissions, service charges and other applicable expenses. No sales of Common Stock will be made under the Plan on behalf of terminating Participants whose accounts contain 100 or more whole shares of Common Stock.

     33) When are Plan Shares sold?

     The sale of shares of Common Stock for Participants terminating their Plan accounts will generally occur on or about the fifth day of each month in which the Company does not pay a dividend, currently January, March, April, June, July, September, October and December.


Safekeeping

     34) Does the Plan offer safekeeping services for certificated shares?

     Yes. Certificates for Common Stock registered in a Participant's name may be deposited into the Participant's account for safekeeping. This procedure enables Participants to avoid the risk of loss, theft or accidental destruction of stock certificates. Dividends will be paid on shares deposited as instructed by the Participant (see Question 8). The Company no longer provides safekeeping services for Preferred Stock.


Transfer of Shares

     35) May all or a part of a Participant's Plan Shares be assigned or transferred to another person?

     Yes. A Participant may transfer ownership of all or a part of the Participant's Plan Shares. Participants wishing to transfer ownership of their Plan Shares should contact the Administrator to obtain information about the procedures for transfer.


Voting of Shares

     36) How will a Participant's Plan Shares be voted at a shareholders meeting?

     Each Participant has the right and will be given the opportunity to direct the voting of all Plan Shares entitled to vote on any matter submitted to a vote of the shareholders.


Miscellaneous

     37) What is the potential liability of the Company, the Administrator and the Custodian under the Plan?

     The Company, the Administrator and the Custodian, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act.

     38) What happens if the Company declares a stock dividend or stock split?

     Any shares distributed by the Company with respect to Plan Shares resulting from a stock dividend or a stock split will be credited to the Participant's account.


     39) To what extent may the Plan be interpreted, modified, suspended or terminated by the Company?

     The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination. The Company also reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.


     40) Are foreign shareholders eligible to participate in the Plan?

     Yes. Subject to the requirements of foreign securities laws, foreign corporations, trusts, estates and individuals who are not citizens of the United States are eligible to participate in the Plan. The amount of any dividends to be reinvested will be reduced by the amount of any foreign withholding tax required to be withheld in accordance with the laws of the Participant's country of residence. The amount of any tax withheld will be indicated on the Participant's statement of account.


                         FEDERAL INCOME TAX INFORMATION

     The following is only a brief summary of some of the principal federal income tax considerations applicable to the Plan as of the date of this Prospectus.


     41) What are the tax consequences of reinvesting dividends?

     In general, for federal income tax purposes, reinvested dividends are treated as if they have been received in cash, even though the dividends are applied directly to the purchase of additional shares of Common Stock.


     42) Is the amount of an optional cash investment resulting from an Employee's automatic payroll deduction considered compensation?

     Yes. Employees who purchase Common Stock through automatic payroll deductions will recognize the same amount of compensation income for federal income tax purposes that they would have recognized had they not purchased shares through automatic payroll deductions.

     43) Does the purchase of Common Stock by an optional cash investment result in income?

     No. A participant who makes an optional cash investment to the Plan is not treated for federal income tax purposes as receiving income as a result of the purchase.


     44) Will tax information be provided to Plan Participants?

     Each statement of account will show the purchase date and the price per share for Common Stock purchased with reinvested dividends or optional cash investments. Generally, the price, which will include any brokerage commissions or other costs paid by Participants, will be the Participant's "basis" for federal income tax purposes in shares acquired. A Participant's holding period for shares of Common Stock purchased through the Plan will begin on the day following the day on which the shares are credited to the Participant's account.


     45) Are federal income tax information returns sent to Plan Participants?

     Yes. Information returns such as Form 1099-DIV (Dividends and Distributions), Form 1042S (Foreign Person's U.S. Source Income Subject to Withholding) and Form 1099-B (Proceeds from Broker and Barter Exchange Transactions) will be forwarded to Participants as required under Internal Revenue Service regulations.


     46) Does backup withholding apply to reinvested dividends?

     Yes. Reinvested dividends are subject to the same Internal Revenue Service backup withholding rules as dividends received in cash. In general, an account without a certified taxpayer identification number is subject to backup withholding, as are accounts with invalid taxpayer identification numbers or mismatched taxpayer names and taxpayer identification numbers.

     PARTICIPANTS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS AND POTENTIAL CHANGES IN APPLICABLE LAW AS TO ALL FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX MATTERS IN CONNECTION WITH THE REINVESTMENT OF DIVIDENDS AND PURCHASES OF COMMON STOCK UNDER THE PLAN, THE PARTICIPANT'S COST BASIS AND HOLDING PERIOD FOR COMMON STOCK ACQUIRED UNDER THE PLAN AND THE CHARACTER, AMOUNT AND TAX TREATMENT OF ANY GAIN OR LOSS REALIZED ON DISPOSITION OF COMMON STOCK.


                       USE OF PROCEEDS AND FINANCING PLANS

     The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold by the Company to the Custodian under the Plan or the prices at which such shares will be sold. Any proceeds will be added to the working capital of the Company and will be available for general corporate purposes, including the purchase or construction of utility assets or the retirement of debt and senior equity securities.

                                     EXPERTS

     The audited consolidated financial statements of the Company and supplemental schedules incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included in or incorporated by reference in the Company's Annual Report on Form 10-K incorporated by reference herein and have been so incorporated herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     With respect to any unaudited interim financial information that is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in any Quarterly Reports on Form 10-Q incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports of such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement to which this Prospectus is a part prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

Appendix A

                                   PacifiCorp
                  Dividend Reinvestment and Stock Purchase Plan


                                 FEE SCHEDULE *
                              (effective 03/06/98)



New Account Enrollment Fee: .........................................    $10.00 per account
Fee charged to Nonshareholders to participate in PacifiCorp's
               ---------------
Dividend Reinvestment and Stock Purchase Plan. This fee is
charged when a Nonshareholder's initial investment ($250
minimum) is received by PacifiCorp Shareholder Services.
Unless a separate check for this fee accompanies their New
Account Enrollment Form, the $10.00 fee will be deducted from the Nonshareholder's initial investment.

Account Liquidation Fee: ............................................    $2.50 per transaction
Fee charged to Participants who request PacifiCorp to sell their
Dividend Reinvestment Plan shares (PacifiCorp will sell only for those Participants having less than 100 Plan shares).

Administrative Fee: .................................................    $0.25 per quarter ($1.00 per year)
Fee charged to each Plan account to cover administrative costs.
This $0.25 per account fee is assessed quarterly, on Dividend
Payment Dates.

NSF Check Fee: ......................................................    $20.00 per returned check
This fee is charged to those Participants whose check(s), payable to PacifiCorp, are returned for nonsufficient funds, account closed, or payment stopped.

Account Research Fee: ..............................................     $28.00 per account/per request
This fee is charged to Participants whose request for an account history report requires research into a prior year or years. There is no charge for reports from the current year. Please contact
PacifiCorp Shareholder Services to request an account history report.



* Subject to Revision--See Questions 14, 15, and 16.

                                TABLE OF CONTENTS


                                                                                           Page
Available Information.................................................................        2
Incorporation of Certain Documents by Reference.......................................        3
The Company...........................................................................        4
 Description of the Plan..............................................................        6
           Definitions................................................................        6
           Purpose....................................................................        7
           Features...................................................................        8
           Administration.............................................................        8
           Participation..............................................................        9
           Purchases and Price of Shares..............................................       10
           Fees.......................................................................       11
           Optional Cash Investments..................................................       12
           Dividend Reinvestment......................................................       13
           Reports to Participants....................................................       14
           Withdrawal of Shares.......................................................       14
           Termination of Account from Plan...........................................       15
           Sale of Plan Shares........................................................       15
           Safekeeping................................................................       16
           Transfer of Shares.........................................................       16
           Voting of Shares...........................................................       16
           Miscellaneous..............................................................       16
           Federal Income Tax Information.............................................       17
Use of Proceeds and Financing Plans...................................................       18
Experts    ...........................................................................       19
Appendix A
           Fee Schedule...............................................................      A-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS.

          4 PacifiCorp Dividend Reinvestment and Stock Purchase Plan, as amended effective March 6, 1998.

          5    Opinion of Stoel Rives LLP.

          23   Consent of Stoel Rives LLP is contained in Exhibit 5.

          24 Powers of Attorney covering post-effective amendments. Incorporated by reference to Exhibit 24, Form S-3, File No. 33-62095.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 33-62095 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Country of England, on March 17, 1998.


                              PACIFICORP



                              By:     RICHARD T. O'BRIEN
                                  -------------------------------------
                                      Richard T. O'Brien
                                      (Senior Vice President and Chief Financial
                                      Officer) (also Chief Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 33-62095 has been signed by the following persons on March 17, 1998 in the capacities indicated.



 *FREDERICK W. BUCKMAN                        President, Chief Executive
--------------------------------              Officer and Director
  Frederick W. Buckman


  RICHARD T. O'BRIEN                          Senior Vice President and
--------------------------------              Chief Financial Officer
  Richard T. O'Brien                          (also Chief Accounting Officer)


 *KATHRYN A. BRAUN                            Director
--------------------------------
  Kathryn A. Braun


 *C. TODD CONOVER                             Director
--------------------------------
  C. Todd Conover


 *NOLAN E. KARRAS                             Director
--------------------------------
  Nolan E. Karras


 *KEITH R. MCKENNON                           Director
--------------------------------
  Keith R. McKennon (Chairman)

 *ROBERT G. MILLER                            Director
--------------------------------
  Robert G. Miller


 *VERL R. TOPHAM                              Director
--------------------------------
  Verl R. Topham


 *DON M. WHEELER                              Director
--------------------------------
  Don M. Wheeler


 *NANCY WILGENBUSCH                           Director
--------------------------------
  Nancy Wilgenbusch


 *PETER I. WOLD                               Director
--------------------------------
  Peter I. Wold



*By: RICHARD T. O'BRIEN
    ----------------------------
     Richard T. O'Brien
     (Attorney-in-Fact)

                                  EXHIBIT INDEX


Exhibit No.         Description
----------          -----------

     4(c) PacifiCorp Dividend Reinvestment and Stock Purchase Plan, as amended effective March 6, 1998.

     5              Opinion of Stoel Rives LLP.

     23             Consent of Stoel Rives LLP is contained in Exhibit 5.

     24             Powers of Attorney covering post-effective amendments.
                    Incorporated by reference to Exhibit 24, Form S-3, File No. 33-62095.